EXHIBIT 99

                                  PRESS RELEASE

                      1ST BERGEN BANCORP DECLARES DIVIDEND

     WOOD-RIDGE, NEW JERSEY (AUGUST 19, 1998) . . . 1st Bergen Bancorp (NASDAQ:FBER), the holding company for South Bergen Savings Bank, today announced that its Board of Directors declared a quarterly dividend on its common stock of seven cents ($0.07) per common share. The dividend will be payable on September 30, 1998, to shareholders of record at the close of business on September 15, 1998.

     William M. Brickman, President and Chief Executive Officer, said, "The September 30th dividend payment represents the ninth consecutive quarter in which the Company has paid a cash dividend on its common stock and is reflective to Management's ongoing commitment to provide shareholder value."

     Headquartered in Wood-Ridge, New Jersey, South Bergen Savings Bank is a federally chartered stock savings bank that conducts business from its headquarters and from its branch offices located in East Rutherford, Wanaque and Montville, New Jersey. South Bergen Savings Bank's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC).

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